UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

COUNTY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COUNTY BANCORP, INC.

2400 South 44th Street

Manitowoc, Wisconsin 54221

(920) 686-9998

April 5, 2019

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of County Bancorp, Inc., scheduled for 6:00 p.m., central time, on Tuesday, May 21, 2019, at the Franciscan Center for Music Education and Performance at Silver Lake College, located at 2406 S. Alverno Road, Manitowoc, Wisconsin 54220.

We are taking advantage of the Securities and Exchange Commission rules allowing companies to provide their shareholders with access to proxy materials over the Internet. On or about April 5, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders informing them that our Proxy Statement, the 2018 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2018, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend.

If you have any questions or require assistance, please contact Mark A. Miller at (920) 686-5692.

Sincerely,

William C. Censky

William C. Censky

Chairman of the Board

County Bancorp, Inc.

COUNTY BANCORP, INC.

2400 South 44th Street

Manitowoc, Wisconsin 54221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 21, 2019

6:00 P.M.

Place:

Franciscan Center for Music Education and Performance at Silver Lake College, located at 2406 S. Alverno Road, Manitowoc, Wisconsin 54220

Items of Business:

1.	The election of four Class II directors to serve on our Board of Directors until the 2022 annual meeting, or until their successors are elected and qualified.

2.	The ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for County Bancorp, Inc. for the fiscal year ending December 31, 2019.

3.	Such other business as may properly come before the meeting and all adjournments thereof.

Who May Vote:

You may vote if you were a shareholder of record on March 22, 2019.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 21, 2019:

The Proxy Statement, the 2018 Annual Report to Shareholders and our Annual Report on Form 10-K are available online at www.proxyvote.com.

YOU CAN VOTE BY INTERNET – www.proxyvote.com.

YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.

YOUR VOTE IS IMPORTANT.

If you do not vote by using the Internet or the telephone, you are urged to sign, date and promptly return your proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum at the meeting may be assured. The prompt return of your signed proxy or your prompt vote by using the Internet or the telephone, regardless of the number of shares you hold, will aid County Bancorp, Inc. in reducing the expense of additional proxy solicitation. The giving of your proxy does not affect your right to vote in person if you attend the meeting.

Mark A. Miller

Mark A. Miller

Secretary

County Bancorp, Inc.

Manitowoc, Wisconsin

April 5, 2019

1

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

COUNTY BANCORP, INC.

TO BE HELD ON MAY 21, 2019

GENERAL INFORMATION

Purpose

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of County Bancorp, Inc., a Wisconsin corporation (all references to “County,” the “Company,” “we” or “our” refer to County Bancorp, Inc., unless the context requires otherwise) to be voted at the Annual Meeting of Shareholders to be held at 6:00 p.m., central time on Tuesday, May 21, 2019 (the “Annual Meeting”), at the Franciscan Center for Music Education and Performance at Silver Lake College, located at 2406 S. Alverno Road, Manitowoc, Wisconsin 54220, and at any and all adjournments of the Annual Meeting. The cost of solicitation of proxies will be borne by County. In addition to solicitation by mail, some of County’s directors, officers and employees may, without extra compensation, solicit proxies by telephone or in person. This proxy statement is first being mailed to County’s shareholders on or about April 5, 2019.

Internet Availability of Proxy Materials

Securities and Exchange Commission (“SEC”) rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about April 5, 2019, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on the Record Date (as described below) advising them that this Proxy Statement, the 2018 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2018, along with voting instructions, may be accessed over the Internet at www.proxyvote.com. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper copy of these materials, you must make the request over the Internet at www.proxyvote.com or by calling toll free 1-800-579-1639. There is no charge to you for requesting a paper copy. If you would like to receive a paper copy of the proxy materials, please make your request on or before May 1, 2019, in order to facilitate timely delivery.

Who Can Vote

The Board has fixed the close of business on March 22, 2019, as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of County’s common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

Quorum and Shares Outstanding

The presence, in person or by proxy, of a majority of the votes entitled to be cast by shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of County entitled to be voted at the Annual Meeting consist of shares of its Common Stock, of which 6,709,254 shares were issued and outstanding at the close of business on the Record Date. Therefore, at least 3,354,628 shares need to be present, in person or by proxy, at the Annual Meeting.

Matters to be Voted on at the Meeting

You are being asked to vote on: (i) the election of four Class II directors of County for a term expiring in 2022; and (ii) the ratification of the appointment of Plante & Moran, PLLC (“Plante”) as our independent registered public accounting firm for the 2019 fiscal year. These matters are more fully described in this proxy statement.

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 – Election of Directors

Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting. The four nominees for Class II directors receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as Class II directors.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of Plante as County’s independent registered public accounting firm must be approved a majority of the votes cast at the Annual Meeting on the proposal.

Other Proposals

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve any other matters to properly come before the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions will be treated as shares that are present and entitled to be cast for purposes of determining the presence of a quorum, but as not cast for purposes of determining the approval of any matter submitted to shareholders for a vote. Therefore, abstentions will not affect the outcome of any of the proposals considered at the Annual Meeting.

Broker non-votes will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot. However, broker non-votes will not be counted as votes cast and therefore will not have an effect on any of the proposals considered at the Annual Meeting.

Please note that the election of directors is considered to be a non-routine matter. As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on this matter unless it has received voting instructions from you.

How You Can Vote

Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning your proxy card in the envelope provided. If no specification is made, the shares will be voted “FOR” the election of the Board’s nominees for director and “FOR” the ratification of the appointment of Plante as County’s independent registered public accounting firm for 2019.

VOTE BY INTERNET — www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. central time on May 20, 2019. Have your Notice or proxy card, if you requested paper copies of the proxy materials, and the proxy materials in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online.

The Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders’ instructions have been recorded properly. You should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.

VOTE BY TELEPHONE — 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. central time on May 20, 2019. Have your Notice or proxy card, if you requested paper copies of the proxy materials, and the proxy materials in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.

IN PERSON – You may also vote in person at the Annual Meeting.

Revocation of Proxy

Proxies may be revoked at any time prior to the time they are exercised by filing with the Secretary of County a written revocation or a duly executed proxy bearing a later date. Proxies may not be revoked via the Internet or by telephone.

The Secretary of County is Mark A. Miller, 2400 South 44th Street, P.O. Box 700, Manitowoc, Wisconsin 54221-0700.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Company’s Third Amended and Restated Bylaws (the “Bylaws”) provide that the Board is to be divided into three classes serving staggered three-year terms. In addition, the Bylaws provide that upon a director reaching the age of seventy-two (72), such director must, prior to the date of the next annual meeting of shareholders, tender his or her resignation from the Board of Directors, which resignation shall be effective no later than the date of the next annual meeting of shareholders.

The Board has nominated four incumbent members of the Board, Mark R. Binversie, Robert E. Matzke, Patrick J. Roe, and Kathi P. Seifert, to stand for election at the Annual Meeting as Class II directors. If elected, each nominee for Class II director would serve until the 2022 annual meeting of shareholders and until his or her successor is duly elected and qualified or until their earlier resignation, retirement, removal from office, death or incapacitation. Unless otherwise directed, proxies will be voted “FOR” the election of each of the four Class II director nominees. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors.

Following is information regarding the Company’s directors. Unless otherwise noted, each of the directors has been employed in their principal occupation with the same organization for at least the last five years. No director or executive officer is related to any other director or executive officer of the Company or Investors Community Bank (the “Bank”) by blood, marriage, or adoption, with the exception of Mark Binversie and Gary Ziegelbauer, who are first cousins. There are no arrangements or understandings between a director or executive officer and any other person pursuant to which such person was selected as a director or executive officer, except that Robert E. Matzke was appointed as a director in connection with County’s acquisition of Fox River Valley Bancorp, Inc. (“Fox River Valley”), which was completed in May 2016.

Name	Age	Business Experience During Last Five Years	Director Since
NOMINEES

Class II Nominees (Terms expire in 2022)

Mark R. Binversie	59	Mr. Binversie is one of our founders and has served as President of the Bank since March 1997. Prior to joining the Company, Mr. Binversie oversaw the Agricultural Department for Firstar Bank Manitowoc for 16 years. Mr. Binversie previously owned and operated Heartland Dairy, LLC, a dairy farm, for 15 years. His agricultural lending expertise has led to his involvement in redesigning the Farm Service Agency’s Guaranteed Loan Program and his assistance in the Wisconsin Housing Economic Development Authority’s Credit Relief Outreach Program for Wisconsin’s farmers. Mr. Binversie also served as president and chairman of the Agriculture Bankers Section of the Wisconsin Bankers Association. The Board considers Mr. Binversie to be qualified to serve as a director of the Company due to his operating, management and leadership experience within County and in the banking industry more generally, as well as his experience in the dairy farm sector. Mr. Binversie holds a Bachelor’s degree in Agri-Business and Economics from the University of Wisconsin—Platteville.	1996

Name	Age	Business Experience During Last Five Years	Director Since
Robert E. Matzke	68	Mr. Matzke has been an independent financial advisor for more than 30 years and currently serves as the owner of Financial Services of Northeast Wisconsin, Inc. a registered investment advisory firm located in Hortonville, Wisconsin. He is one of the original shareholders and board members for Fox River Valley and The Business Bank, having served on the bank’s loan committee since inception. He also previously worked on a family dairy farm. The Board considers Mr. Matzke to be qualified to serve as a director of the Company due to his experience as an entrepreneur with extensive experience in the finance and banking areas, as well as his agricultural experience. Mr. Matzke holds a Bachelor’s degree in business management from the University of Wisconsin—Oshkosh.	2016

Patrick J. Roe	61	Mr. Roe is retired and previously served as the President of First Community Financial Partners, Inc., .a publicly traded bank holding company, from March 2011 until July 2017, served as its Chief Operating Officer from 2013 until July 2017, served as its Chief Executive Officer from March 2011 to 2013, and served as one of its directors from 2011 until July 2017. Mr. Roe served as the President and a director of First Community Financial Bank, a subsidiary of First Community Financial Partners, Inc., from 2013 until November 2017 and served as its Chief Operating Officer until November 2017. Prior to joining First Community Financial Partners, Inc. and First Community Financial Bank, Mr. Roe served as Chief Executive Officer and President of First Community Bank of Homer Glen & Lockport. He also was in banking for 9 years before joining Heritage Bank in 1984, where he served as President and a director. The Board considers Mr. Roe to be qualified to serve as a director of the Company due to his extensive experience in executive officer and director positions with other community banks.	2019

Kathi P. Seifert	70	Ms. Seifert retired in June 2004 as an executive vice president of Kimberly-Clark Corporation, leading the company’s personal care business and sales organization. Previously, Ms. Seifert worked in various marketing positions at The Procter & Gamble Company, Beatrice Foods and Fort Howard Paper Company. Ms. Seifert also serves as a director of Eli Lilly and Company, which is a public reporting company with the SEC. Ms. Seifert previously served as a director of Lexmark International, Inc., Revlon Inc., Supervalu Inc., Appvion, Inc. (formerly Appleton Papers, Inc.) and Albertsons Inc., each of which is a public reporting company with the SEC. The Board considers Ms. Seifert to be qualified to serve as a director of the Company due to her management and leadership experience, as well as her experience serving on the boards of other public reporting companies. Ms. Seifert holds a Bachelor’s degree in marketing and management from Valparaiso University.	2016

Name	Age	Business Experience During Last Five Years	Director Since
CONTINUING DIRECTORS

Class I Directors (Terms expire in 2021)

William C. Censky	68	Mr. Censky is one of our founders and has served as Chairman of the Board of the Company since County’s inception in May 1996. He served as Executive Chairman of the Bank from 1997 through 2016 and has served as Chairman of the Bank thereafter. Mr. Censky previously served as President of County from 1997 to September 2014 and as Chief Executive Officer of the Bank from 1997 to November 2013. The Board considers Mr. Censky to be qualified to serve as a director of the Company due to Mr. Censky’s experience as is an accomplished bank executive and leader with over 30 years of bank management experience including in his roles as a bank chief executive officer, a founding chairman of a successful de novo bank, an organizing board member for two additional de novo banks, and the chief financial and operations officer of an independent state charted bank. Mr. Censky holds a B.B.A. degree in finance and an M.B.A with concentrations in accounting and finance from the University of Wisconsin—Oshkosh.	1996

Edson P. Foster, Jr.	70	Mr. Foster served as vice chairman of Foster Needle Co., Inc., a manufacturing company, from July 2013 until June 2017, and previously served as president, chief executive officer, and chairman of the board of Foster Needle Co., Inc. from July 1977 until his retirement in June 2013. The Board considers Mr. Foster to be qualified to serve as a director of the Company due to his significant national and international business experience which enables him to provide important insights in the areas of management and corporate governance. Mr. Foster holds a B.S. degree in accounting from Carroll University.	2000

Vicki L. Leinbach	53	Ms. Leinbach is the chief information officer at Ariens Co., Inc. in Brillion, Wisconsin, a manufacturer of outdoor power equipment, where she directs a team of more than 25 staff members to support more than 1200 users spread across the United States and Europe. Prior to working at Ariens, she was the vice president of information services and chief information officer at Krueger International in Green Bay, Wisconsin, a contract furniture company, as well as manager of information services at that company. She also worked as a programmer-analyst, senior programmer analyst and system analyst at CUNA Mutual Insurance Group in Madison, Wisconsin. The Board considers Ms. Leinbach to be qualified to serve as a director of the Company due to her extensive experience in the information technology industry. She earned a Masters of Business Administration: Business Administration from Edgewood College in Madison and a Bachelor of Business Administration: MIS/Administrative Management from the University of Wisconsin—Oshkosh.	2018

Name	Age	Business Experience During Last Five Years	Director Since
Wayne D. Mueller	65	Mr. Mueller is one of our founders and has served as a part-time employee, to assist with special assignments, of County since April 2014. Mr. Mueller previously served as Senior Lender and Executive Vice President of agricultural lending as well as a lender of the Bank since 1997. Mr. Mueller also served as a member and chair of the Wisconsin Agricultural Bankers Section, a group organized by the Wisconsin Bankers Association. The Board considers Mr. Mueller to be qualified to serve as a director of the Company due to his operating, management and leadership experience within County and in the banking industry more generally. Mr. Mueller holds a degree in marketing from Moraine Park Technical College.	1996

Gary J. Ziegelbauer	67	Mr. Ziegelbauer has been the president of Triangle Distributing Co., a Wisconsin beer distributor, since June 1972. The Board considers Mr. Ziegelbauer to be qualified to serve as a director of the Company due to his significant business experience, as well as longstanding business and personal relationships throughout Wisconsin. Mr. Ziegelbauer attended the University of Wisconsin—Whitewater and the University of Wisconsin—Green Bay.	1996

Class III Directors (Terms expire in 2020)

Timothy J. Schneider	53	Mr. Schneider is one of our founders and has served as President of County since September 2014 and as Chief Executive Officer of the Bank since November 2013. Mr. Schneider previously served as Vice President of the Company from 1996 to September 2014, Secretary of the Company from 1996 to 2014, and Chief Operating Officer and commercial and agricultural lender of the Bank from 1997 to 2013. The Board considers Mr. Schneider to be qualified to serve as a director of the Company due to his experience in the banking profession for over 30 years, during which time he gained expertise in agricultural and commercial banking as a commercial and agricultural lender. Mr. Schneider holds a Bachelor’s Degree of Business in management and economics from the University of Wisconsin—River Falls, and a degree from the Graduate School of Banking of the University of Wisconsin—Madison.	1996

Lynn D. Davis, Ph.D.	64	Dr. Davis serves as president and a consulting dairy nutritionist for Nutrition Professionals, Inc., a dairy nutrition and management consulting firm of which he was a founding partner in 1983. Additionally, he is a co-founder, shareholder and board member of Breeze Dairy Group, LLC, which owns three large dairy farms, Quality Roasting, Inc., a soybean processing facility, and The Heifer Authority, LLC, a dairy heifer development lot. The Board considers Dr. Davis to be qualified to serve as a director of the Company due to his extensive knowledge of the dairy industry by virtue of his experience as a consultant to dairy farms and as an owner of dairy farms. Dr. Davis has a B.S. in Animal Science from the University of Wisconsin—River Falls and an M.S. and Ph.D. in Nutritional Physiology from Iowa State University.	2014

Name	Age	Business Experience During Last Five Years	Director Since
Andrew J. Steimle	49	Mr. Steimle is a business and real estate attorney practicing in Wisconsin since 1995, and is a founding partner of Steimle Birschbach LLC, a boutique law firm founded in June 2009 concentrating in business, real estate and estate planning. Mr. Steimle chairs the firm’s business and real estate practice groups. The Board considers Mr. Steimle to be qualified to serve as a director of the Company due to his representation of closely held businesses throughout Wisconsin, which gives him insight and familiarity with issues that are important to our individual customers. Mr. Steimle holds a B.B.A degree in finance from the University of Wisconsin—Milwaukee and a juris doctorate degree from Marquette University Law School.	2008

In addition, the business experience of each of our executive officers not otherwise discussed above is as follows:

Name	Age	Position
Glen Stiteley	48	Mr. Stiteley serves as Treasurer and the Chief Financial Officer of the Company and Executive Vice President—Treasurer and Chief Financial Officer of the Bank, positions he has held since August 2017. He is a Certified Public Accountant, and previously served as the executive vice president and chief financial officer of First Community Financial Partners, Inc., a publicly traded bank holding company, from 2005 to 2017. Prior to joining First Community Financial Partners, Inc., Mr. Stiteley was a practice leader for the Chicago-based community bank practice of McGladrey & Pullen, LLP and was with the firm from 1995 to 2005.

David A. Coggins	65	Mr. Coggins serves as Executive Vice President and Chief Banking Officer of the Bank, a position he has held since November 2015. Prior to serving in that role, he served as Executive Vice President of agricultural banking from August 2009 to November 2015. Mr. Coggins has over 40 years of financial and banking experience with 35 years of prior experience in lending, supervision and executive management in both agricultural and commercial lending institutions. Mr. Coggins holds a Bachelor’s degree in Animal Science from the University of Wisconsin—River Falls.

Mark A. Miller	62	Mr. Miller has been the Secretary of the Company since March 2014, Executive Vice President and Chief Risk Officer of the Bank since January 2014 and Counsel for the Bank since 2011. Mr. Miller first joined the Bank in 2010 in a role relating to special projects at the Bank. Mr. Miller was the chief executive officer and a shareholder of Whyte Hirschboeck Dudek S.C., a full-service law firm in Milwaukee, Wisconsin from 2001 to 2009 and from 1994 to 2009, respectively. Mr. Miller was also President of Miller Implement Company, a farm equipment dealership, from 1992 to 2008. Mr. Miller holds an A.B. degree in History from the University of Chicago and a juris doctorate degree from Marquette University Law School.

Director Compensation

In 2018, all non-employee directors of the Board, other than Mr. Censky, received a monthly retainer of $2,290. Mr. Censky received an annual retainer of $43,000 for service as the non-executive chairman of the Board in 2018. An additional fee of $470 is paid to each non-employee director for any specially called meeting of the Board or the board of directors of the Bank. Members of the Audit Committee of the Board received an additional annual retainer of $1,800, and the chairs of the Audit and Compensation Committees of the Board and the Credit Committee of the board of directors of the Bank received an additional annual retainer of $5,000. Non-employee directors received $470 for each committee meeting of the Board or the board of directors of the Bank lasting in excess of thirty minutes. In addition, non-employee directors of the Board received $1,500 for attendance at a multi-day training program and $2,500 for attending a strategic planning retreat. In addition, each non-employee director of the Board or the board of directors of the Bank in office on the day after the 2018 annual meeting of shareholders received a grant of restricted stock units with a value of $10,000 which vest upon the earlier of the first anniversary of the grant date or the 2019 annual meeting of shareholders. Directors of the Board or the board of directors of the Bank who were full time employees of the Company or the Bank only received fees of $350 per month and no other retainers and/or meeting fees. Directors are allowed to miss two committee meetings per year before payment for that meeting is withheld. Our director compensation program remained unchanged in 2019.

For 2018 and 2019, Wayne D. Mueller, who is a part-time employee of the Bank and assists with special assignments, received and will receive the same director compensation as non-employee directors.

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2018, for their service on our Board and the board of directors of the Bank. Directors who are also our employees receive no additional compensation for their service as directors, except as described above, and are not included in the table below. None of the directors receive any compensation or other payment in connection with his or her service as a director other than compensation received by the Company as set forth below.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation		Total
William C. Censky	$85,790	$10,020	$11,022	$—		$106,832
Lynn D. Davis	43,700	10,020	—	—		53,720
Rick G. Dercks(4)	50,580	10,020	—	—		60,600
Edson P. Foster, Jr.	47,680	10,020	—	—		57,700
Vicki L. Leinbach(5)	33,420	10,020	—	—		43,440
Robert E. Matzke	39,860	10,020	—	—		49,880
Wayne D. Mueller(6)	41,730	10,020	—	29,994	(9)	81,744
Patrick J. Roe(7)	—	—	—	—		—
Kathi P. Seifert	38,530	10,020	—	—		48,550
Andrew J. Steimle	53,610	10,020	—	—		63,630
Kenneth R. Zacharias(8)	45,800	10,020	—	—		55,820
Gary J. Ziegelbauer	35,710	10,020	—	—		45,730

(1)	Includes fees for serving on the Board and the board of directors of the Bank.
(2)

Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, please see Note 17 to the consolidated financial statements in the Form 10-K for the year ended December 31, 2018. Each non-employee director of the Board or the board of directors of the Bank in office on the day after the 2018 annual meeting of shareholders received a grant of 359 shares of restricted stock units with a value of $10,020 which vest upon the earlier of the first anniversary of the grant date or the 2019 annual meeting of shareholders. Other than the 2018 restricted stock unit grants listed above, there were no outstanding stock options or share awards held by the above directors as of December 31, 2018. The 2018 restricted stock unit grants to Messrs. Dercks and Zacharias were forfeited upon their resignation from the Board in December 2018.

(3)

Reflects amounts earned under the Annual Incentive Compensation Plan, which are subject to holdback under the terms of the Plan. Amounts for 2018 reflect a 10% payout of the 2016 annual incentive. Mr. Censky’s 2018, 2017 and 2016 total annual incentives were $0, $0, $110,223, respectively. The held back payments are subject to both service and performance vesting requirements.

(4)	Mr. Dercks resigned from the Board and the Bank’s board of directors in December 2018.

(5)	Ms. Leinbach joined the Board in May 2018 and the Bank’s board of directors in February 2018.
(6)

Mr. Mueller served as a Senior Vice President of the Bank until his retirement as of May 1, 2014, but continues to serve as a director of both the Company and the Bank. Since his retirement, Mr. Mueller has been employed on a part-time basis to assist with special assignments.

(7)	Mr. Roe joined the Board in January 2019.
(8)	Mr. Zacharias resigned from the Board and the Bank’s board of directors in December 2018.
(9)

Amount reflects $29,994 of wages paid pursuant to Mr. Mueller’s transition agreement for services in his capacity as a part-time employee of the Company. Mr. Mueller participated in certain group life, health, disability insurance and medical reimbursement not disclosed in this table, that are generally available to salaried employees and do not discriminate in scope, terms and operation.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a director. Proxies properly signed and returned will be voted “FOR” each nominee unless you specify otherwise.

CORPORATE GOVERNANCE MATTERS

Independence of Our Board of Directors and Board Committees

Under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of our Board of Directors. The rules of Nasdaq, as well as those of the SEC, also impose requirements with respect to the independence of our directors. Our Board of Directors has evaluated the independence of its members based upon the rules of Nasdaq and the SEC and the transactions referenced under the section titled “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that each of Messrs. Davis, Foster, Matzke, Roe, Steimle, and Ziegelbauer and Mmes. Leinbach and Seifert does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under the Nasdaq Listing Rules. Our Board of Directors determined that each of Messrs. Schneider, Censky, Binversie and Mueller has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is not “independent” as that term is defined under the Nasdaq Listing Rules. Messrs. Schneider, Censky, Binversie and Mueller are not considered independent because they are, or within the prior three years have been, officers of County and/or the Bank. Our Board of Directors also determined that each director who serves as a member of the Audit, Compensation, and Nominating and Governance committees satisfies the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable.

The Board of Directors held thirteen meetings during 2018, and each director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings of all committees of the Board on which he or she served. Although we do not have a formal policy regarding director attendance at the annual meeting of shareholders, we encourage and expect all of our directors to attend. Last year, eleven of the directors serving at that time were present at the 2018 annual meeting of shareholders.

Board Leadership Structure. The Board has not adopted a formal policy regarding the separation of the roles of Chairman of the Board and President because the Board believes that it is in our best interests to make that determination from time to time based on the position and direction of the organization and the composition of our Board. Currently, the positions of the Chairman of the Board and the President are held by different individuals, as Mr. Censky serves as the Chairman of the Board and Mr. Schneider serves as President. Additionally, our Bylaws state that County’s President also serves as County’s Chief Executive Officer. In concluding that having Mr. Censky serve as Chairman of the Board and Mr. Schneider serve as President represents the appropriate structure for us at this time, our Board considered the benefits of having the Chairman serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. Our Board also considered Mr. Censky’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board and our senior management and to provide consistent leadership to both the Board and County in coordinating our strategic objectives. We believe this structure is appropriate because the Board includes a number of seasoned independent directors.

Although our Bylaws do not require County to separate the Chairman of the Board and President positions, our Board of Directors believes it is appropriate for these roles to be separate at this time. Our Board also recognizes that depending on the circumstances, other leadership models, such as having a lead independent director, may be appropriate. Accordingly, our Board may periodically review its leadership structure.

Role of the Board in Risk Oversight. The Board of Directors is actively involved in oversight of risks that could affect us including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within County as well as through internal and external audits. Risks relating to the direct operations of the Bank are further overseen by the board of directors of the Bank, who are currently the same individuals who serve on the Board of Directors of County. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization, including our enterprise risk management procedures.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members serve, and will serve, on committees until their resignation or until otherwise determined by our Board. The Board has adopted written charters for each of the committees described below. The committee charters can be found on the Bank’s website at www.investorscommunitybank.com under “Investor Relations — Corporate Information — Governance Documents.”

Audit Committee. Our Audit Committee is comprised of Messrs. Foster, Matzke and Steimle and Ms. Leinbach. Mr. Zacharias served on the Audit Committee until he resigned from the Board in December 2018. Messrs. Foster, Matzke and Steimle and Ms. Leinbach satisfy the heightened audit committee independence requirements under the Nasdaq Listing Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings in 2018.

Mr. Foster serves as the Chair of our Audit Committee. Mr. Foster is our “audit committee financial expert,” as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and possesses the requisite financial sophistication, as defined under the Nasdaq Listing Rules, based on his education and significant national and international business experience. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing the accounting and financial reporting processes;

•	selecting, retaining, evaluating and replacing independent auditors;

•	reviewing and approving the scope of the annual audit and audit fees;

•	ensuring the rotation of the audit partners of the independent auditors on the engagement team as required by law;

•	receiving and reviewing with management and the independent auditors the annual and quarterly financial statements;

•	reviewing the adequacy of internal controls, accounting policies and procedures;

•	reviewing and pre-approving or disapproving non-audit services;

•	providing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing the Audit Committee charter and evaluating the Audit Committee’s performance on an annual basis.

Compensation Committee. The members of the Compensation Committee are Messrs. Davis, Foster and Steimle and Mmes. Leinbach and Seifert. Mr. Dercks served on the Compensation Committee until he resigned from the Board in December 2018. Mr. Foster serves as the Chair of the Compensation Committee. Each member of the Compensation Committee is a non-employee director within the meaning of the applicable SEC regulations, an outside director as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and an independent director as defined by the Nasdaq Listing Rules. The Compensation Committee held seven meetings in 2018.

Under its charter, our Compensation Committee is responsible for, among other things:

•	retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser, including ones that are not independent;

•

determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•	reviewing and approving corporate goals and objectives relevant to compensation of our President and evaluating his performance in light of those goals and objectives;

•

monitoring the application of retirement and other fringe benefit plans for the President and other executive officers, periodically reviewing succession plans for the President and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of stock awards under our 2016 Long Term Incentive Plan and any other equity incentive plans;

•	reviewing and recommending disclosures and providing reports for our annual proxy statement;

•	periodically reporting to the Board of Directors regarding the Compensation Committee’s activities; and

•	reviewing the Compensation Committee charter and evaluating the Compensation Committee’s performance on an annual basis.

The Compensation Committee sets and administers the policies that govern the Bank’s executive compensation programs. The Compensation Committee sets and/or approves total compensation for our executive officers as defined in the Compensation Committee’s charter, and acts on behalf of the entire Board. The Compensation Committee also provides recommendations regarding director compensation programs. Additionally, the Compensation Committee reviews the recommendations as submitted for all other officer and staff level compensation programs on an annual basis. We have a long-standing relationship with McLagan Consulting and utilize their expertise to evaluate pay policies and practices and to provide guidance on current and future compensation decisions. McLagan Consulting provides benchmarking information related to base salaries, annual incentives, long-term cash and equity incentives and supplemental benefits such as supplemental executive retirement plans and deferred compensation. We pay McLagan Consulting for benchmarking data and on an ad hoc basis for special projects. McLagan Consulting was engaged directly by the Compensation Committee, and the Compensation Committee has determined that McLagan Consulting is independent and that their work has raised no conflicts of interest.

Nominating and Governance Committee. Our Nominating and Governance Committee is composed of Messrs. Matzke, Steimle and Ziegelbauer and Ms. Seifert. Mr. Steimle serves as the Chair of the Nominating and Governance Committee. Our Board of Directors has determined that each member of our Nominating and Governance Committee is independent within the meaning of the independent director guidelines of the Nasdaq Listing Rules. The Nominating and Governance Committee held four meetings in 2018. Under the Nominating and Governance Committee charter, the Nominating and Governance Committee is responsible for, among other things:

•	periodically reviewing our Board candidate nomination guidelines and recommending amendments to such guidelines as it deems appropriate;

•	identifying new candidates for directorships and reviewing the qualifications of candidates;

•	making recommendations to our Board of Directors regarding candidates for directorships;

•	coordinating the Board self-evaluation process;

•	establishing and reviewing our corporate governance guidelines and monitoring and advising our Board of Directors on corporate governance matters and practices;

•	developing and reviewing director succession plans for directors; and

•	reviewing the Nominating and Governance Committee charter and evaluating the Nominating and Governance Committee’s performance on an annual basis.

Other Committees. The Bank’s board of directors also has a Credit Committee, which concentrates its efforts on loan review and underwriting procedures, and an Asset and Liability Committee, both of which are comprised of certain members of the board of directors of the Bank. Each committee is permanently standing, active, and meets with management on a regular basis.

Director Nomination Procedures

The Nominating and Governance Committee will consider nominations for directors submitted by shareholders in accordance with the Bylaws. Pursuant to the Bylaws, in order to be considered, notice of shareholder nominations for directors must be made in writing, delivered personally or mailed by United States mail, postage prepaid, to the Secretary of County, Mark A. Miller, at 2400 South 44th Street, P.O. Box 700, Manitowoc, Wisconsin 54221-0700, no later than 90 days prior to an annual meeting, or in the case of a special meeting, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination must contain the name and address of the nominating shareholder, the number of shares held of record by the shareholder, the date on which the shareholder acquired such shares and background information about the proposed nominee. The Nominating and Governance Committee shall determine whether nominations were made in accordance with the Bylaws, and, if not, any defective nomination will be disregarded.

The Board of Directors considers various factors to be important when evaluating potential members of the Board, regardless of whether the candidate is proposed by the Nominating and Governance Committee or by a shareholder, including the individual’s integrity, general business background and experience, experience in the banking industry, and his or her ability to serve on the Board of Directors. The Board does not attempt to assign any relative weights to the factors, but considers them as a whole.

Although County has no formal policy on Board diversity, the Board believes that a diverse Board of Directors is desirable to expand its collective knowledge and expertise relating to County’s business, as well as to evaluate management and positively influence its performance. Accordingly, in carrying out its responsibilities for locating, recruiting, and nominating candidates for election to the Board, the Nominating and Governance Committee takes into account a number of factors and considerations, including diversity. Such considerations of diversity include geographic regions, professional or business experience, gender, race, national origin, specialized education or work experience, and viewpoints.

While the Nominating and Governance Committee does not have any formal procedures for consideration of such recommendations, shareholder nominees are analyzed by the Nominating and Governance Committee in the same manner as nominees that are identified by the committee.

Compensation Committee Interlocks and Insider Participation

During 2018, Messrs. Davis, Dercks, Foster, and Steimle and Mmes. Leinbach and Seifert served on the Compensation Committee. No Compensation Committee member has ever been an officer or employee of the Company or the Bank. No executive officer of the Company served as a director or member of the compensation committee of any other entity whose executive officers served as a member of our Board or a member of the Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. We have posted the code of business conduct and ethics on our website at www.investorscommunitybank.com. In accordance with SEC rules, we intend to disclose on the “Investor Relations” section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

Our code of business conduct and ethics is available in print for any shareholder who requests it by writing to Mr. Mark A. Miller, Secretary, County Bancorp, Inc., 2400 South 44th Street, P.O. Box 700, Manitowoc, Wisconsin 54221-0700.

Our directors and officers are also subject to an Insider Trading Policy. Pursuant to this policy, directors, officers and employees of the Company are prohibited from entering into hedging transactions with respect to Company securities. In addition, pursuant to this policy, the Company’s directors and executive officers are prohibited from pledging Company securities, other than securities already pledged as collateral when the policy was adopted, without prior approval of the Nominating and Governance Committee.

Communications with Board of Directors

Although County has not to date developed formal processes by which shareholders may communicate directly to directors, it believes that the informal process in which any communication sent to the Board in care of the Secretary is forwarded to the Board has historically served the Board’s and its shareholders’ needs. The Board of Directors periodically considers whether changes to this procedure are appropriate. However, unless and until a new means of communication is promulgated, communications to the Board should be sent in care of Mark A. Miller, Secretary, 2400 South 44th Street, P.O. Box 700, Manitowoc, Wisconsin 54221-0700. Mr. Miller will pass along all such communications to the Board (except for complaints of a personal nature that are not relevant to County or the Bank as a whole).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 8, 2019 for:

•	each of our directors and nominees;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 6,709,480 shares of capital stock outstanding as of March 8, 2019. In computing the number of shares of common stock beneficially owned by a person and the ownership percentage of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or releasable within 60 days of March 8, 2019. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned(2)	Percent of Class
William C. Censky (3)	346,161	5.2%
Timothy J. Schneider (4)	138,272	2.1%
Mark R. Binversie (5)	350,980	5.2%
Lynn D. Davis	17,663	*
Edson P. Foster, Jr.	31,251	*
Vicki L. Leinbach	709	*
Robert E. Matzke	28,445	*
Wayne D. Mueller	99,739	1.5%
Patrick J. Roe	2,360	*
Kathi P. Seifert	12,362	*
Andrew J. Steimle	19,482	*
Gary J. Ziegelbauer	397,931	5.9%
Mark A. Miller (6)	51,927	*
All Executive Officer and Directors as a Group (15 persons) (7)	1,463,151	23.3%

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.
(1)	Except as otherwise indicated, the address of each beneficial owner in the table is: c/o County Bancorp, Inc., 2400 South 44th Street, Manitowoc, Wisconsin 54221.
(2)

Except as otherwise indicated, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(3)	76,547 shares are pledged as security for indebtedness.
(4)

Consists of: (i) 109,962 shares held by Mr. Schneider individually; and (ii) 28,310 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 8, 2019. 103,727 shares are pledged as security for indebtedness.

(5)

Consists of: (i) 321,707 shares held by Mr. Binversie individually; and (ii) 29,273 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 8, 2019. 170,000 shares are pledged as security for indebtedness.

(6)

Consists of: (i) 27,354 shares held by Mr. Miller individually; (ii) 19,000 shares held by Mr. Miller’s spouse; and (iii) 5,573 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 8, 2019.

(7)

Includes an aggregate of 99,464 shares subject to stock options that are currently exercisable or are exercisable within 60 days of March 8, 2019. An aggregate of 350,274 shares are pledged as security for indebtedness.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Timothy J. Schneider, the President of County, Chief Executive Officer of the Bank and Director of County and the Bank;

•	Mark R. Binversie, the President of the Bank and Director of County and the Bank; and

•	Mark A. Miller, the Secretary of County, Executive Vice President and Chief Risk Officer of the Bank.

In the discussion below, we referred to this group of executives as the “named executive officers.” This group includes the executive officers for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in 2018. Unless otherwise specifically noted, the Bank actually paid all of the compensation of our named executive officers. As noted above, our named executive officers are also officers of the Bank and devote a substantial majority of their business time to the operations of the Bank. Accordingly, each executive’s compensation is paid largely to compensate him for rendering services to the Bank.

Regulatory Impact on Compensation

As a publicly-traded financial institution, County must contend with several often overlapping layers of regulations when considering and implementing compensation-related decisions. These regulations do not set specific parameters within which compensation decisions must be made, but do require County and the Compensation Committee to be mindful of the risks that often go hand-in-hand with compensation programs designed to incentivize the achievement of better-than-average performance. While the regulatory focus on risk assessment has been heightened over the last several years, the incorporation of general concepts of risk assessment in our compensation decisions is not a recent development.

Under its Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”), the Federal Deposit Insurance Corporation (the “FDIC”) has held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework within which to make a determination as to whether compensation is to be considered excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or non-cash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. The FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.

In addition the Compensation Committee must also take into account the joint agency Guidance on Sound Incentive Compensation Policies (the “Guidance”). Various financial institution regulatory agencies worked together to issue the Guidance, which is intended to serve as a complement to the Safety and Soundness standards. The Guidance sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs and arrangements maintained by financial institutions. The Guidance is narrower in scope than the Safety and Soundness standards because it applies only to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to an institution. With respect to such individuals, the Guidance is intended to focus an institution’s attention on balanced risk-taking incentives, compatibility of incentives with effective controls and risk management, and a focus on general principles of strong corporate governance in establishing, reviewing and maintaining incentive compensation programs.

The Compensation Committee, with the assistance of its advisors and County management, continues to monitor the status of compensation-related rules and regulations which may be finalized or issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). While the Compensation Committee believes its own risk assessment procedures are effective, it is prepared to implement any additional steps that may be deemed necessary to fully comply with such rules and regulations if they are finalized and become effective. The Compensation Committee does note, however, that the proposed risk assessment rules issued under the Dodd-Frank Act nearly mirror the Safety and Soundness standards and the framework of the Guidance. As such, the Compensation Committee already adheres, in many respects, to the proposed rules and regulations under the Dodd-Frank Act.

As a publicly-traded corporation, County is also subject to the SEC’s rules regarding risk assessment. Those rules require a publicly-traded company to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the company. We do not believe that our incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on County.

The Compensation Committee continues to believe in and practice a sensible approach to balancing risk-taking and rewarding reasonable, but not necessarily easily attainable, goals, and this has always been a component of its overall assessment of the compensation plans, programs and arrangements it has put in place for County’s named executive officers. In this regard, the Compensation Committee has revisited the components of the frameworks set forth in the Safety and Soundness standards and the Guidance as an effective tool for conducting its own assessment of the balance between risk and reward built into County’s compensation programs for our named executive officers. The Compensation Committee believes County has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.

In making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: the provisions of Section 162(m) of the Code, including the transition rules thereunder, that may limit the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; and Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of FASB ASC Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Summary Compensation

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the years ended December 31, 2018 and 2017:

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Timothy J. Schneider	2018	$384,218	$—	$—	$205,882	$53,054	$643,154
President of County and Chief Executive Officer of the Bank	2017	370,464	—	—	271,952	52,073	694,489
Mark R. Binversie	2018	247,782	50,363	21,586	90,232	53,185	463,148
President of the Bank	2017	243,394	16,523	7,080	85,779	52,775	405,551
Mark A. Miller(5) Secretary of County and Executive Vice President and Chief Risk Officer of the Bank	2018	253,824	49,549	21,238	87,306	27,770	439,687

(1)	Includes amounts deferred under the Deferred Compensation Plan at the election of the named executive officer.
(2)

Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see Note 17 to the consolidated financial statements in the Form 10-K for the year ended December 31, 2018.

(3)

Reflects amounts earned under the Annual Incentive Compensation Plan, which are subject to holdback under the terms of the Plan. Amounts for 2018 reflect a 75% payout of the 2018 annual incentive, a 15% payout of the 2017 annual incentive, and a 10% payout of the 2016 annual incentive. Amounts for 2017 reflect a 75% payout of the 2017 annual incentive, a 15% payout of the 2016 annual incentive and a 10% payout of the 2015 annual incentive. The amounts relating to the 2018, 2017, 2016, and 2015 total annual incentives, respectively, for each of the named executive officers are as follows: Mr. Schneider—$178,328, $256,741, $336,244, and $289,599; Mr. Binversie – $88,104, $71,943, $133,626, and $117,777; Mr. Miller—$92,578, $85,414, $50,600, and $47,380. The held back payments are subject to both service and performance vesting requirements.

(4)

Amounts reflect 401(k) discretionary contributions, Company contributions to the Deferred Compensation Plan, the increase in the vested accrual balance under salary continuation agreements, personal benefits, and director fees, as set forth in the table below. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation. The following table sets forth the amount of each item included for 2018.

Name and Principal Position	401(k) Discretionary Contributions	Company Contributions to the Deferred Compensation Plan	Increase in Vested Accrual Balance Under Salary Continuation Agreement	Directors Fees	Life Insurance	Perquisites(a)	Total
Timothy J. Schneider	$17,875	$—	$25,388	$4,200	$276	$5,315	$53,054
Mark R. Binversie	17,875	—	29,774	4,200	516	820	53,185
Mark A. Miller	17,875	9,103	—	—	792	—	27,770

(a)	For 2018, perquisites include the personal use of a Company automobile and health club reimbursement.

(5)	Mr. Miller was not a named executive prior to 2018.

Summary of Elements of Compensation

Base Salary. Under the terms of the employment agreements (described below), each of the named executive officers are entitled to a base salary of not less than $385,000, $253,500, and $255,000 for Messrs. Schneider, Binversie, and Miller, respectively.

Annual Incentive Compensation. The executives of the Bank have an incentive compensation program. The program criteria and each executive’s target bonus percentage are set annually by the Compensation Committee. Each position has criteria set that include Bank-wide goals, as well as individual production. The fundamental bases of the goals are “soundness, profitability and growth.” Consequently, credit quality, profitability and growth are measured in order to see if goals are met. Under the terms of the employment agreements, each named executive officer is entitled to participate in our annual incentive compensation plan as determined by our Compensation Committee. The Annual Incentive Compensation Plan is designed to provide additional monetary incentives to employees responsible for directing activities that have a significant and direct bearing on the success of the Company based on the achievement of strategic and financial goals. Payouts for each performance period are determined by utilization of a defined payout formula that is based upon the achievement of pre-determined criteria. During 2018, Messrs. Schneider, Binversie and Miller received annual bonuses of 46.3%, 34.8% and 36.3% of their respective base salaries based on attainment of Bank-wide and individual performance metrics. Amounts earned under the Annual Incentive Compensation Plan are subject to holdback under the terms of the plan. 75% of each annual incentive award for a given performance period is paid by March 15 of the year following the performance period, 15% is held back until the second year following the performance period, and 10% is held back until the third year following the performance period. Employees must be in good standing on the date of payment to be entitled to receive the annual incentive. Upon retirement on or after age 65 (or age 55 with 10 years of plan participation), death or disability, the participant is entitled to a pro-rated incentive award in the year of such event, and any previously held back amounts under the Annual Incentive Compensation Plan become vested and are paid out.

Equity and Equity-Based Incentive Plans. The Company maintains the County Bancorp, Inc. 2016 Long Term Incentive Plan, as amended (the “2016 Plan”), which replaced the County Bancorp, Inc. 2012 Equity Incentive Compensation Plan, as amended (the “2012 Plan”). The 2016 Plan allows for the granting of awards, including incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units. As of December 31, 2018, 209,714 shares remained available for grant under the 2016 Plan. Following adoption of the 2016 Plan, no additional awards may be granted from the 2012 Plan. Under the 2016 Plan and the 2012 Plan, awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the employees receiving the awards. The 2016 Plan and the 2012 Plan enable the Compensation Committee to set specific performance criteria that must be met before an award vests under the plan. The 2016 Plan and the 2012 Plan allow the Compensation Committee to provide for acceleration of vesting and exercise privileges of grants if a participant’s termination of employment is due to a change in control, death, total disability, or retirement. If a participant’s job is terminated for cause, then all unvested awards expire at the date of termination.

Retirement benefits.

401(k) Plan. The Bank currently sponsors the Investors Community Bank 401(k) Plan (the “401(k) Plan”). The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to the 401(k) Plan and income earned on such contributions are not taxable to participants until withdrawn or distributed from the 401(k) Plan. With certain exceptions, all employees who have attained age 21 are eligible to make elective deferrals to the 401(k) Plan as of the beginning of the first date of each calendar month of the plan year following the commencement of service and are eligible to receive matching contributions and/or profit-sharing contributions after their completion of 1,000 hours of service during the plan year and be employed on the last day of the plan year.

A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax and after-tax basis, subject to the contribution limits imposed by the Code. For 2018, the elective deferral contribution limit is $18,500; provided, however, that a participant over age 50 may contribute, on a pre-tax basis, an additional $6,000 to the 401(k) Plan. In addition to pre-tax and after-tax elective deferral contributions, the 401(k) Plan provides that the Bank may make discretionary matching contributions and/or profit-sharing contributions to each participant’s account. A participant is always 100% vested in his or her elective deferral contributions. However, participants will vest in their employer matching contributions and/or profit-sharing contributions, if any, at a rate of 20% per year, beginning after the completion of their first year of service, such that the participants will be 100% vested upon completion of five years of service. The 401(k) Plan permits a participant to direct the investment of his or her own account into various investment options.

Investors Community Bank Salary Continuation Agreements. Each of Messrs. Schneider and Binversie is party to a Salary Continuation Agreement with the Bank. The Salary Continuation Agreements generally provide for an annual benefit, payable to the officers for a period of 15 years following the officer’s separation from service with the Bank. The annual benefit for Messrs. Schneider and Binversie is $60,000 each. The annual benefit assumes the officer does not separate from service with the Bank until after he has reached age 65. Each of Messrs. Schneider and Binversie would also be entitled to an annual benefit of $60,000 for 15 years paid to their beneficiary upon the officer’s death prior to a separation from service. In the event any of the officers separates from service with the Bank at an earlier date for any reason other than for cause (including following a change in control or due to disability), he will be entitled to a reduced annual benefit based on the amount the Bank has accrued towards the Salary Continuation Agreement benefit at the time of such early termination. As of December 31, 2018, the Company has accrued $232,245 and $406,713 for Messrs. Schneider and Binversie, respectively, for future payments under the Salary Continuation Agreements. As of December 31, 2018, each of Messrs. Schneider and Binversie was 100% vested in their reduced annual benefit under the Salary Continuation Agreements which would provide an annual benefit of $21,678 and $39,000, respectively.

Investors Community Bank Management Employees’ Elective Deferred Compensation Plan. The Bank offers its named executive officers, along with other eligible management employees, the ability to defer their compensation under a nonqualified deferred compensation plan named the Investors Community Bank Management Employees’ Elective Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, a participant may elect to defer all or a portion of their base salary and all or a portion of their entire annual incentive bonus. There is no limitation on the amount participants may choose to defer. The Company may elect to make matching or discretionary contributions to the Deferred Compensation Plan on behalf of any participant, and may subject such contributions to continued service or performance based terms and conditions.

The participant’s deferrals and any Company contributions receive an annual return based on the prime rate minus 2.25%, unless the participant elects to direct his or her deferrals into an alternative investment vehicle. As of the date of this proxy statement, the only alternative investment vehicle is a variable annuity offered through Minnesota Mutual Life. Amounts deferred under the Deferred Compensation Plan are payable to the participant in accordance with the participant’s election, in a lump sum or a series of annual installments over a period of up to ten years, following the earliest to occur of the participant’s separation from service, death, disability, or a specified date. Company contributions under the Deferred Compensation Plan are payable to the participant in accordance with the participant’s election, in a series of monthly installments over a period of either 24 or 60 months, following the latest to occur of the participant’s separation from service or attainment of age 65. Any amounts deferred or Company contributions under the Deferred Compensation Plan will be distributed in a lump sum upon the participant’s death, disability, or separation from service in connection with a change in control.

As of December 31, 2018, Mr. Miller is the only named executive officer who participates in the Deferred Compensation Plan. Pursuant to a participation agreement under the Deferred Compensation Plan, Mr. Miller is entitled to an annual Company contribution of up to 10% of his base salary based on the Company’s attainment of Pre Loan Loss Provision and Taxes Net Income performance metrics as set annually by the Compensation Committee. Such Company contributions vest ratably over a period of four years subject to acceleration in the event of Mr. Miller’s death, disability, or involuntary separation from service in connection with a change in control. As of December 31, 2018, Mr. Miller’s total balance under the Deferred Compensation Plan was $12,250.

Perquisites.

Executive Life Insurance Program. All of our NEOs are provided with death benefits under our group term life insurance plan that is generally available to all salaried employees. The premiums on the policies are paid by the Company. Under the plan, Messrs. Schneider, Binversie and Miller are each entitled to a death benefit of $150,000, respectively, in the event of death while employed by the Company. The Bank also owns bank owned life insurance policies on several key employees, including Messrs. Schneider and Binversie. Employees subject to such policies are entitled to a specified benefit in the event of their death. Messrs. Schneider and Binversie are covered by variable adjustable life insurance policies in connection with split dollar agreements between the Bank and the NEO under which they are entitled to receive the lesser of their annual base salary or the excess of the face amount of the policy over the cash surrender value in the event of their death. As of December 31, 2018, Messrs. Schneider and Binversie were entitled to a death benefit of $385,000 and $253,500, respectively.

Personal Use of Company Automobile. The Company provides an automobile to certain employees, including Messrs. Schneider and Binversie, to carry out their duties. Any personal use of a Company automobile is tracked and reported as taxable income to the employee. Such value is included in the All Other Compensation column of the Summary Compensation Table for each of Messrs. Schneider and Binversie.

Health Club Reimbursement. The Company provides a health club membership reimbursement to employees, including Mr. Schneider, and is reported as taxable income to the employee. Such value is included in the All Other Compensation column of the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End 2018

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2018:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested (1)
Timothy J. Schneider	8,560			12.00	12/31/2020
	3,640			14.28	12/31/2023
	16,110			19.71	3/16/2025
						910	(2)	$15,807
						4,028	(3)	69,966
Mark R. Binversie	9,120			12.00	12/31/2020
	3,970			14.28	12/31/2023
	9,685			19.71	3/16/2025
	3,546	1,774	(4)	19.77	2/16/2026
	238	476	(5)	27.31	2/27/2027
		2,105	(6)	27.15	2/20/2028
						990	(2)	17,196
						2,422	(3)	42,070
						1,863	(7)	32,360
						484	(8)	8,407
						1,855	(9)	32,221
Mark A. Miller(10)	1,944			17.15	1/22/2025
	958	959	(4)	19.77	2/16/2026
	511	1,020	(5)	27.31	2/27/2027
		2,071	(6)	27.15	2/20/2028
						1,720	(2)	29,876
						1,943	(3)	33,750
						1,008	(7)	17,509
						1,037	(11)	18,013
						1,825	(12)	31,700

(1)	Value based on the closing price of $17.37 on December 31, 2018.
(2)	Restricted stock vested on January 1, 2019.
(3)	Restricted stock scheduled to vest on March 17, 2020.
(4)	Vested on February 16, 2019.
(5)	50% vested on February 27, 2019, and 50% will vest on February 27, 2020.
(6)	33% vested on February 20, 2019, and will vest 33% on February 20, 2020, and 33% on February 20, 2021.
(7)	Restricted stock vested 33% on February 16, 2019, and scheduled to vest 33% on February 16, 2020, and 33% on February 16, 2021.
(8)	Restricted stock vested 25% on February 27, 2019, and scheduled to vest 25% on February 27, 2020, 25% on February 27, 2021, and 25% on February 27, 2022.
(9)

Restricted stock units vested 20% on February 20, 2019, and scheduled to vest 20% on February 20, 2020, 20% on February 20, 2021, 20% on February 20, 2022, and 20% on February 20, 2023, which per their terms will not be settled until March 1, 2025.

(10)

All unvested stock options, restricted stock awards, and restricted stock units held by Mr. Miller will vest upon his voluntary retirement as he has met the age and service requirements set forth under the 2016 Plan and the 2012 Plan.

(11)

Restricted stock units vested 25% on February 27, 2019, and scheduled to vest 25% on February 27, 2020, 25% on February 27, 2021, and 25% on February 27, 2022, which per their terms will not be settled until March 1, 2024.

(12)

Restricted stock units vested 25% on February 20, 2019, and scheduled to vest 25% on February 20, 2020, 25% on February 20, 2021, and 25% on February 20, 2022, which per their terms will not be settled until March 1, 2024.

Employment Agreements

County and the Bank have executed amended and restated employment agreements with each of our named executive officers, each effective as of August 7, 2017. The agreements for Messrs. Schneider and Binversie provide for an initial term through December 31, 2020, with an automatic extension for an additional one-year period commencing on January 1, 2020, and each January 1 thereafter, unless either party provides written notice of non-extension 90 days prior to the extension date. The agreement for Mr. Miller automatically renews for successive terms of one year on each January 1, unless either party provides written notice of non-renewal 90 days prior to the renewal date. If a change in control occurs during the term, each agreement will remain in effect for the two-year period following the change in control. Each named executive officer receives an annual base salary, as shown in the table below. Each named executive officer is also eligible for annual incentive bonuses and equity awards, and will participate in certain employee fringe benefits comparable to those that other senior executives of the Bank are generally entitled.

If a named executive officer’s employment is terminated for cause, or due to death or disability, he will be entitled to receive all benefits and salary accrued through the date of termination. In addition, upon a termination due to death or disability the named executive officer will be entitled to a pro-rata bonus for the year of termination. If a named executive officer’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the agreement), he will be entitled to receive accrued salary and benefits through the date of termination, plus a pro-rata bonus for the year of termination and a lump sum severance payment equal to his respective regular severance multiple, as shown in the table below, times the sum of: (i) the annual base salary in effect immediately prior to termination; and (ii) the historic bonus. For purposes of this description, the “historic bonus” is equal to the average annual incentive bonus earned by the named executive officer during the three most recent fiscal years.

If at any time during the term a named executive officer’s employment is terminated by us other than for cause or by the executive for good reason during the period beginning six months prior to and ending two years after a “change in control,” he will be entitled to receive accrued salary and benefits through the date of termination, plus a pro-rata bonus for the year of termination and a lump sum severance payment equal to his change in control severance multiple, as shown in the table below, times the sum of: (i) the annual base salary in effect immediately prior to termination; and (ii) the historic bonus. The term “change in control” means: (i) certain acquisitions of beneficial ownership of more than 50% of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; (ii) the members of the incumbent Board cease for any reason to constitute at least a majority of the new Board members; (iii) the consummation of certain mergers or consolidations to which County or the Bank is a party; (iv) the liquidation or dissolution of County or the Bank; and (v) a change in ownership of a substantial portion of County’s or the Bank’s assets.

In the event the named executive officer terminates his employment with County and the Bank for reasons other than good reason or for no reason, he must give written notice of his termination, specifying a termination date not less than 30 calendar days after giving the notice. However, County and the Bank have the right to terminate the named executive before the specified termination date. Upon termination for no good reason or for no reason, the named executive will be entitled to receive accrued salary and benefits through the date of termination, plus, if terminated prior to the end of the notice period, the portion of the base salary that would otherwise have been earned by the named executive through the end of the notice period.

All severance benefits provided in the executive employment agreements are conditioned upon the execution of a general release and waiver of claims against the Company and its affiliates. Each named executive officer has also agreed to certain non-disclosure, non-competition, and non-solicitation restrictions for our benefit, for the period shown in the following table.

Name	2018 Annual Base Salary	Historic Bonus	Regular Severance Multiple	Change in Control Severance Multiple	Non-Compete Restricted Period after Termination(1)
Timothy J. Schneider	$385,000	$257,105	2	3	2 years
Mark R. Binversie	253,500	$97,891	2	3	2 years
Mark A. Miller	255,000	$76,197	1	2	1 year

(1)

In the event of a termination by County or the Bank without cause or by the named executive officer for good reason that occurs within six months prior to or 24 months following a change in control, the restricted period will run from the date of the change in control rather than the date of termination.

2016 Long Term Incentive Plan

Under the 2016 Plan, unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2016 Plan then held by a participant will become fully exercisable immediately, and all stock awards and cash incentive awards will become fully earned and vested immediately if: (i) the 2016 Plan is not an obligation of the successor entity following a change in control; or (ii) the 2016 Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control.

2012 Equity Incentive Compensation Plan

Under the 2012 Plan, for awards granted prior to October 7, 2014, in the event of termination without cause within 12 months of a change in control, all outstanding options and stock appreciation rights will become fully vested upon termination and shall remain exercisable for a period of 12 months following termination, but not beyond the original expiration date of the award. All restrictions will lapse with respect to outstanding shares of restricted stock as of the date of a change in control.

Under the 2012 Plan, for awards granted after to October 7, 2014, in the event of termination without cause within 12 months of a change in control, all outstanding options and stock appreciation rights will become fully vested upon termination and shall remain exercisable for a period of 12 months following termination, but not beyond the original expiration date of the award and all restrictions will lapse with respect to outstanding shares of restricted stock as of the date of the date of termination.

The following table sets forth information regarding options and shares reserved for future issuance under the equity compensation plans as of December 31, 2018:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category
Equity compensation plans approved by security holders(2)	220,760	$18.15	209,714
Equity compensation plans not approved by security holders	—	—	—

Total	220,760	$18.15	209,714

(1)	The weighted average exercise price only relates to 208,988 options.
(2)

Column (a) reflects 208,988 options and 11,772 restricted stock units outstanding under our 2016 Long Term Incentive Plan and our 2012 Equity Incentive Compensation Plan and column (c) reflects the remaining share reserve under our 2016 Long Term Incentive Plan.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CliftonLarsonAllen LLP (“CLA”) was previously the principal accountants for County. On December 18, 2018, CLA was dismissed as County’s independent registered public accounting firm, due to issues regarding CLA’s independence with respect to County that were anticipated to result from a transaction between CLA and Schenck S.C. The decision to change accountants was recommended by the Audit Committee of the Board of Directors.

The audit reports of CLA on County’s consolidated financial statements as of and for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2017, and the subsequent interim period through December 18, 2018, there were no: (i) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between County and CLA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CLA would have caused it to make reference in connection with its opinion to the subject matter of such disagreements; or (ii) “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

County has provided CLA with a copy of the foregoing disclosures and requested that CLA furnish County with a letter addressed to the SEC stating whether or not it agrees with such disclosures. A copy of CLA’s letter is attached as Exhibit 16.1 to County’s Form 8-K filed on December 20, 2018.

On December 18, 2018, the Audit Committee engaged Plante to serve as County’s independent registered public accounting firm for the year ended December 31, 2018. During the years ended December 31, 2017 and 2016, and the subsequent interim period through December 18, 2018, neither County nor anyone acting on its behalf had consulted with Plante regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on County’s consolidated financial statements, and neither a written report nor oral advice was provided to County that Plante concluded was an important factor considered by County in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

As discussed above, County’s independent registered public accounting firm for the fiscal year ended December 31, 2018 was Plante. County’s Audit Committee has also appointed Plante as its independent registered public accounting firm for the fiscal year ending December 31, 2019. Although County’s shareholders are not required to vote on the appointment of County’s independent registered public accounting firm, it is presenting this selection to its shareholders for ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the Board of Directors’ appointment of Plante as County’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Even if the appointment of Plante is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Plante and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Plante is not ratified, the Audit Committee will reconsider the appointment, but also may decide to maintain the appointment. County has been advised by Plante that they are independent certified public accountants with respect to County within the meaning of the Exchange Act and the rules and regulations promulgated thereunder.

Representatives of Plante are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors recommends a vote FOR the ratification of Plante as County’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

For services rendered in 2018 by Plante, the following fees were billed for the audit of County’s annual consolidated financial statements for the year ended December 31, 2018, and for other services:

Fees	2018
Audit fees (1)	$21,000
Audit-related fees	—
Tax fees	—

Total	$21,000

(1)

Audit fees consist of fees billed for professional services rendered for the audit of County’s consolidated annual financial statements and services that are normally provided by Plante in connection with statutory and regulatory filings or engagements (including attest services required by FDICIA).

For services rendered in 2018 and 2017 by CLA, the following fees were billed for the audit of County’s annual consolidated financial statements for the year ended December 31, 2017, and for other services:

Fees	2018	2017
Audit fees (1)	$168,454	$192,847
Audit-related fees (2)	5,000	21,799
Tax fees (3)	810	17,715

Total	$174,264	$232,361

(1)

Audit fees consist of fees billed for professional services rendered for the audit of County’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by CLA in connection with statutory and regulatory filings or engagements (including attest services required by FDICIA).

(2)	Audit-related fees consist of professional services incurred related to the registration statement on Form S-3 filed in 2017 and the registration statement on Form S-4 filed in 2018.
(3)	Tax fees consist of fees for professional services rendered for federal and state tax compliance, assistance with tax advice and tax planning.

The Audit Committee approves all engagements of independent auditors in advance, including approval of related fees and an annual budget for projects and fees. Items that are not covered under the budget or fees that exceed the budget require approval by the Audit Committee prior to payment. All of the services described above in 2018 and 2017 were pre-approved.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, and in accordance with its charter, the Audit Committee has reviewed and discussed County’s audited financial statements for the fiscal year ended 2018 with management of County. During these discussions, management represented to the Audit Committee that County’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit Committee has discussed with Plante, County’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. The Audit Committee also has received the written disclosures from Plante required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the Audit Committee concerning independence, and has discussed with Plante the firm’s independence from County and its management. The Audit Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Plante performing independent audit services and other non-audit services. The Board of Directors is satisfied that the audit services have been provided in compliance with adequate standards for independence.

Based on its review and discussions with management and the auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited consolidated financial statements of County be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:

Edson P. Foster, Chairman

Vicki L. Leinbach

Robert E. Matzke

Andrew J. Steimle

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires County’s executive officers, directors and persons who own more than 10% of our common stock to file reports concerning the ownership of County equity securities with the SEC. County files the required reports on behalf of its officers and directors. Based solely on our review of the copies of these forms and written representations that no other reports were required, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2018, except that Mr. Foster, a director, filed one late Form 4 with respect to one transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General. The Audit Committee reviews all “related party transactions” for potential conflict of interest situations and approves such transactions. However, the Audit Committee is not responsible for reviewing and approving related party transactions that are reviewed and approved by another independent body of the Board of Directors. In approving or rejecting any related party transactions, the Audit Committee considers, among other things, the material facts of the transaction, including, but not limited to, whether the transaction is on the terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. A “related party transaction” is a transaction required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee’s policies and procedures for evaluating related party transactions is set forth in writing in its charter.

The following is a description of transactions in the year ended December 31, 2018, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive Compensation” and “Proposal:1 Election of Directors—Director Compensation.”

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans to executive officers and directors of public companies. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by a bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made in the ordinary courses of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and must not involve more than the normal risk of collectability or present other unfavorable features. The aggregate amount of our loans to our directors, executive officers and their related entities was $5.6 million and $7.0 million at December 31, 2018 and 2017, respectively. These loans were originated in compliance with applicable federal regulations and, as of December 31, 2018, were performing according to their original terms.

Other Transactions. Christopher Schneider, the brother of Timothy J. Schneider, our President and a director, received compensation of approximately $198,000 in 2018, in his capacity for the Bank as a Vice President-Senior Agricultural Banking Officer.

OTHER MATTERS

Shareholders may obtain a copy of our 2018 Annual Report to Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2018, at no cost by writing or calling County Bancorp, Inc., Attention: Mark A. Miller, Secretary, 2400 South 44th Street, P.O. Box 700, Manitowoc, Wisconsin 54221-0700, telephone number (920) 686-5692.

Shareholder Proposals

Proposals intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be in writing and must be received by the Secretary of County at 2400 South 44th Street, P.O. Box 700, Manitowoc, Wisconsin 54221-0700 no later than December 7, 2019. To be considered for inclusion in County’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the SEC for shareholder proposals.

In addition, County’s Bylaws provide that a shareholder wishing to nominate a candidate for election to the Board of Directors or to have any other matter considered by the shareholders at the annual meeting must give County written notice of such proposal, together with specified accompanying information, not less than ninety (90) days prior to the annual meeting in order to be considered at the meeting. Each notice of nomination or proposal must contain the name and address of the shareholder, the number of shares held of record by the shareholder, the date on which the shareholder acquired such shares, and, as applicable, background information about the proposed nominee or a description of the proposed business to be brought before the meeting. However, such proposals will not be included in County’s 2020 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The 2020 annual meeting is tentatively scheduled for Tuesday, May 19, 2020, so any proposal and related information must be received no later than February 19, 2020. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought. No nominees or proposals have been received to date relating to the Annual Meeting.

By Order of the Board of Directors

Mark A. Miller

Mark A. Miller

Secretary

County Bancorp, Inc.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 10:59 P.M. central time on 05/20/2019 for shares held directly and by 11:59 P.M. ET on 05/16/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

COUNTY BANCORP, INC. 2400 S. 44th Street MANITOWOC, WI 54221-0700

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2019 for shares held directly and by 10:59 P.M. central time on 05/16/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	The Board of Directors recommends you vote FOR the following:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	1.	Election of Directors

Nominees
	01	Mark R. Binversie	02 Robert E. Matzke 03 Patrick J. Roe 04 Kathi P. Seifert
	The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

	2.	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for County Bancorp, Inc. for the fiscal year ending December 31, 2019.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

			Yes	No
`	Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com

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COUNTY BANCORP, INC.

Annual Meeting of Shareholders

May 21, 2019-6:00 PM

This proxy is solicited by the Board of Directors

Timothy J. Schneider, President, and Mark A. Miller, Secretary, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the shareholder signing on the reverse side, with all the powers which such shareholder would possess if personally present, at the Annual Meeting of Shareholders of County Bancorp, Inc. to be held on May 21, 2019 at the Franciscan Center for Music Education and Performance at Silver Lake College, 2406 S. Alverno Rd., Manitowoc, WI 54220 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed herein. If no such directions are indicated, the proxies will have authority to vote FOR ALL nominees and FOR Proposal 2.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side